SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.          3             )


Allis Chalmers Corporation
(Name of Issuer)


Common Stock
(Title of Class of Securities)


019645407
(CUSIP Number)


December 31, 2000
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[x  ]	Rule 13d-1(b)
	[   ]	Rule 13d-1(c)
	[   ]	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


CUSIP No.   019645407
13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Firstar Corporation
39-1940778
------------------------------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)

(b) X
------------------------------------------------------------------------------
3
SEC USE ONLY


------------------------------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION

Wisconsin
------------------------------------------------------------------------------
NUMBER OF                            :5.  SOLE VOTING POWER
                                     :    151
SHARES BENEFICIALLY OWNED BY EACH    :----------------------------------------
                                     :6.  SHARED VOTING POWER
                                     :    0
REPORTING PERSON WITH                :----------------------------------------
                                     :7.  SOLE DISPOSITIVE POWER
                                     :    143
                                     :----------------------------------------
                                     :8.  SHARED DISPOSITIVE POWER
                                     :    0
------------------------------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

151
------------------------------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

X  See Item 4
------------------------------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0%
------------------------------------------------------------------------------
12
TYPE OF REPORTING PERSON*

HC
------------------------------------------------------------------------------



CUSIP No. 019645407
13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Firstar Investment Research & Management Co., LLC
39-1357350
------------------------------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)

(b) X
------------------------------------------------------------------------------
3
SEC USE ONLY


------------------------------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION

Wisconsin
------------------------------------------------------------------------------
NUMBER OF                            :5.  SOLE VOTING POWER
                                     :    0
SHARES BENEFICIALLY OWNED BY EACH    :----------------------------------------
                                     :6.  SHARED VOTING POWER
                                     :    0
REPORTING PERSON WITH                :----------------------------------------
                                     :7.  SOLE DISPOSITIVE POWER
                                     :    0
                                     :----------------------------------------
                                     :8.  SHARED DISPOSITIVE POWER
                                     :    0
------------------------------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
------------------------------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

X See Item 4
------------------------------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0%
------------------------------------------------------------------------------
12
TYPE OF REPORTING PERSON*

IA
------------------------------------------------------------------------------

CUSIP No. 019645407
13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Firstar Bank, N.A.
------------------------------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)

(b)
------------------------------------------------------------------------------
3
SEC USE ONLY


------------------------------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION

organized under the laws of the United States
------------------------------------------------------------------------------
NUMBER OF                            :5.  SOLE VOTING POWER
                                     :    151
SHARES BENEFICIALLY OWNED BY EACH    :----------------------------------------
                                     :6.  SHARED VOTING POWER
                                     :    0
                                     :----------------------------------------
REPORTING PERSON WITH                :7.  SOLE DISPOSITIVE POWER
                                     :    143
                                     :----------------------------------------
                                     :8.  SHARED DISPOSITIVE POWER
                                     :    0
------------------------------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

151
------------------------------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

X See Item 4
------------------------------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0%
------------------------------------------------------------------------------
12
TYPE OF REPORTING PERSON*

BK
------------------------------------------------------------------------------


CUSIP No. 019645407
13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Allis Chalmers Retiree Health Trust
------------------------------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)

(b) X
------------------------------------------------------------------------------
3
SEC USE ONLY


------------------------------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION

Wisconsin
------------------------------------------------------------------------------
NUMBER OF                          :5.  SOLE VOTING POWER
                                   :    101,977
SHARES BENEFICIALLY OWNED BY EACH  :------------------------------------------
                                   :6.  SHARED VOTING POWER
                                   :    -0-
REPORTING PERSON WITH              :------------------------------------------
                                   :7.  SOLE DISPOSITIVE POWER
                                   :    101,977
                                   :------------------------------------------
                                   :8.  SHARED DISPOSITIVE POWER
                                   :    -0-
------------------------------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

101,977
------------------------------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

0
------------------------------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.4%
------------------------------------------------------------------------------
12
TYPE OF REPORTING PERSON*

EP
------------------------------------------------------------------------------




Item 1(a).
Name of Issuer:

Allis Chalmers Corporation


Item 1(b).
Address of Issuer's Principal Executive Offices:

P. O. Box 512
Milwaukee, WI  53201-0512


Item 2(a).
Name of Persons Filing:

Firstar Corporation
Firstar Investment Research & Management Co., LLC
Allis-Chalmers Retiree Health Trust


Item 2(b).
Address of Principal Business Office or, if none, Residence:

Firstar Corporation and Firstar Investment Research & Management Co., LLC 777 E. Wisconsin Avenue
Milwaukee, Wisconsin  53202

Firstar Bank, N.A.
425 Walnut Street
Cincinnati, Ohio  45202

Allis-Chalmers Retiree Health Trust
c/o Firstar Bank, N.A.
777 E. Wisconsin Avenue
Milwaukee, Wisconsin  53202


Item 2(c).
Citizenship:

Firstar Corporation, Firstar Investment Research & Management Co., LLC, and Allis Chalmers Retiree Health Trust:

Wisconsin

Firstar Bank, N.A. is organized under the laws of the United States with its principal business office located in Ohio


Item 2(d).
Title and Class of Securities:

Common Stock


Item 2(e).
CUSIP Number

019645407


Item 3.
If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)[      ]  Broker or Dealer registered under Section 15 of the Act
             (15 U.S.C. 78o).
(b)[   X  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[      ]  Insurance Company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c).
(d)[      ]  Investment Company registered under section 8 of the
             Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)[   X  ]  An investment adviser in accordance with
             Section 240.13d-1(b)(1)(ii)(E).
(f)[   X  ]  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
(g)[   X  ]  A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).
(h)[      ]  A savings association as defined in Section 13(b) of the
             Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)[      ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)[      ]  A group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.
Ownership:

At December 31, 2000, there were 101,977 common shares of Allis Chalmers Corporation in the Allis Chalmers Retiree Health Trust (the "Plan"). Firstar Corporation owns all of the outstanding shares of Firstar Bank, N.A. (the trustee of the Plan), and Firstar Investment Research & Management Co.,
LLC (the investment advisor to the Plan).

Under the terms of the Plan and related documents, the trustee votes all Allis Chalmers Corporation shares in the account as directed by a committee of the Plan and has no investment discretion with respect to the Allis-Chalmers Corporation common stock except as expressly directed by the committee.

Shares totaling 151, as detailed on the Firstar Bank, N. A. and Firstar Corporation cover pages, are shares held by Firstar Bank, N.A. in various fiduciary capacities independent of the shares held by Firstar Bank, N.A. as trustee of the Allis-Chalmers Retiree Health Trust.


Item 5.
Ownership of Five Percent or Less of a Class:

Inapplicable


Item 6.
Ownership of More Than Five Percent on Behalf of Another Person:

Inapplicable.


Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

See Exhibit B


Item 8.
Identification and Classification of Members of the Group:

Inapplicable


Item 9.
Notice of Dissolution of Group:

Inapplicable


Item 10.
Certification:

	By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature:


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



		FIRSTAR CORPORATION



		By:  Jennie P. Carlson
Dated                Jennie P. Carlson
February 14, 2001    Sr. Vice President


		Firstar Investment Research & Management
		Co., LLC



		By: Jeff Squires
Dated               Jeff Squires
February 14, 2001

		FIRSTAR BANK, N.A.


		By: Jane Ludwig
Dated               Jane Ludwig
February 14, 2001   Vice President


		ALLIS-CHALMERS RETIREE HEALTH
		TRUST

                Firstar Bank, N.A. as Trustee
		By: Bill Blosky
Dated               Bill Blosky
February 14, 2001